Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200617

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
SUPPLEMENT NO. 11 DATED FEBRUARY 2, 2018
TO THE PROSPECTUS DATED APRIL 28, 2017

This Supplement No. 11 supplements, and should be read in conjunction with, our prospectus dated April 28, 2017, as supplemented by Supplement No. 10 dated January 19, 2018, Supplement No. 9 dated December 15, 2017, Supplement No. 8 dated November 13, 2017 and Supplement No. 7 dated October 17, 2017. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 11 is to disclose the status of our initial public offering.

Status of Our Initial Public Offering

We commenced our initial public offering of $2.0 billion in shares of common stock on February 9, 2015, of which up to $1.8 billion in Class A, Class T and Class I shares are being offered pursuant to our primary offering and up to $200.0 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.

As of January 31, 2018, we received and accepted subscriptions in our offering for 4.1 million shares, or $39.9 million, comprised of 1.9 million Class A shares, or $18.3 million, 2.1 million Class T shares, or $20.3 million, and 0.1 million Class I shares, or $1.3 million, including 0.2 million Class A shares, or $1.5 million, sold to an affiliate of Colony NorthStar, Inc. and 55,744 Class A shares, or $0.5 million, sold to an affiliate of RXR Realty LLC. As of January 31, 2018, approximately $2.0 billion in shares remained available for sale pursuant to our offering.

On February 2, 2018, we filed a registration statement with the SEC for a follow-on offering of up to $200.0 million in shares of our common stock and, as a result, as provided pursuant to Rule 415 promulgated under the Securities Act, we have extended our initial public offering until August 8, 2018, or such longer period as permitted under applicable law and regulations. In addition, we reserve the right to terminate our initial public offering for any reason at any time.